Exhibit 99.1

21ST CENTURY ONCOLOGY HOLDINGS, INC.

DISCUSSION POINTS

Please remember that certain statements set forth herein may contain forward-looking statements within the meaning of the federal securities laws. These statements are based on Management’s current expectations and beliefs and involve risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. Please refer to the Company’s latest filings with the SEC for a detailed discussion of the risks that could cause actual results to differ materially from those expressed or implied in any forward-looking statements made herein. The Company undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

I.                                        Restatement Activity

The Company is committed to being a good partner. We are 100% focused on completing the restatement as quickly and transparently as possible. To that end, Management has hired KPMG as well as other third-party advisors to assist us so that we can expedite to the greatest extent possible the completion of the outstanding items discussed below as well as to incorporate adjustments identified during the restatement into restated figures.

II.                                   Summary of Restatement Periods and Items

The restatement will cover the years ended December 31, 2012, 2013 and 2014, as well as the quarters ending within these years, the first three quarters of 2015 and selected financial data for 2010 and 2011.

The restatement will include corrections of the following matters, as well as other adjustments identified during the restatement process:

•                  Medical Developers—During the affected periods, revenue at our subsidiary in Latin America, Medical Developers, had not been fully recognized in accordance with U.S. GAAP and the unbilled accounts receivable details were not properly maintained and reconciled to the general ledger. Revenue at Medical Developers represents approximately 10% of the Company’s total revenue.

•                  Meaningful Use Attestations—As previously disclosed, the Company has refunded certain amounts, and expects to refund additional amounts as well as expected penalties, related to income the Company previously recorded in connection with electronic health records incentive payments received under the Health Information Technology for Economic and

Clinical Health Act (HITECH) as a result of meaningful use attestations submitted on behalf of certain Company employed physicians.

•                  Medical Malpractice Liability—Management has determined that certain assumptions related to the quantification of our medical malpractice liability were incorrect and that certain physicians were improperly excluded from the calculation causing the liability to be understated in certain reporting periods.

•                  Other Matters—Outside of these three primary issues, there were additional adjustments identified that will be reflected as part of our restatement, including, among others, corrections to the accounting for the 2014 SFRO Acquisition and recording income and non-income tax contingencies for Medical Developers. In addition, compliance audits currently underway as part of our compliance program will result in certain adjustments. Other matters that in the aggregate were deemed to be immaterial in the past will be corrected in the restatement for completeness.

Addressing these issues has required significant time and attention, more than we anticipated when we undertook this restatement process. As such, we have devoted significant internal and external resources to resolving this matter and have set this as one of our organization’s highest priorities, second only to patient care and treatment.

III.                              Preliminary Guidance

The items discussed above were taken into consideration when calculating the financial ranges that were reported in the Company’s 8-K filed with the SEC on April 21, 2016. Accordingly, the Company reiterates that it expects to report:

•                  Pro Forma Adjusted EBITDA of between $155 million and $170 million for the year ended December 31, 2015.

•                  Cash capital expenditures for the same period are expected to be approximately $40 million.

•                  Full year 2015 domestic same market closed case growth is expected to be 2.8% and full year 2015 domestic same market revenue per closed case is expected to increase 0.5%, each as compared to 2014.

In addition, the Company expects to report:

•                  Fourth quarter 2015 domestic same market closed case growth is expected to be 1.5% and domestic same market revenue per closed case is expected to increase 0.3%, each as compared to the same period in 2014.

•                  First quarter 2016 domestic same market closed case growth is expected to be 11.6% and domestic same market revenue per closed case is expected to decrease by 8.9%, each as compared to the same period in 2015.

The foregoing are preliminary estimates based on Management’s current expectations. Actual results could differ materially from such estimates. Final adjustments and other material developments may arise between the date hereof and the date that the Company announces its 2015 year-end and 2016 first quarter results.

IV.                               Conclusion

Completing the restatement remains a top priority for the Company. Management will continue to work with its advisors and the Company’s independent registered certified public accounting firms to move forward as expeditiously as possible.  The Company is making every effort and intends to deliver to its auditors within the next two weeks all information that its auditors have requested to date in connection with the restatement.